EXHIBIT H.(XII)

THIRD AMENDMENT

TO FUND ACCOUNTING AGREEMENT

Effective:  November 1, 2011

The Fund Accounting Agreement dated May 18, 2004 by and between THE HARTFORD MUTUAL FUNDS II, INC. and HARTFORD LIFE INSURANCE COMPANY is hereby amended to amend and restate Schedule A and Schedule C as attached hereto.

THE HARTFORD MUTUAL FUNDS II, INC.

/s/ Tamara L. Fagely
Name:	Tamara L. Fagely
Title:	Vice President, Treasurer and Controller

HARTFORD LIFE INSURANCE COMPANY

/s/ Tamara L. Fagely
Name:	Tamara L. Fagely
Title:	Vice President

HMF II, Inc.

SCHEDULE A

To the Fund Accounting Agreement

THE HARTFORD MUTUAL FUNDS II, INC.

The Hartford Growth Fund

The Hartford Growth Opportunities Fund

The Hartford Municipal Real Return Fund (formerly Hartford Tax-Free National Fund)

The Hartford SmallCap Growth Fund

The Hartford Value Opportunities Fund

SCHEDULE C

To the Fund Accounting Agreement

THE HARTFORD MUTUAL FUNDS II, INC.

Annual Fee Calculated at the following annual rate based on the Aggregate Fund Net Assets:

Municipal Real Return Fund and SmallCap Growth Fund		Value Opportunities Fund

Average Daily Net Assets	Annual Fee	Average Daily Net Assets	Annual Fee
On First $5 billion	0.016%	On First $5 billion	0.014%
On Next $5 billion	0.014%	On Next $5 billion	0.012%
Over $10 billion	0.012%	Over $10 billion	0.010%

Growth Fund and Growth Opportunities Fund

Average Daily Net Assets	Annual Fee
On First $5 billion	0.012%
Over $5 billion	0.010%